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                     July 25, 2023

       Harry L. You
       Chief Financial Officer
       Coliseum Acquisition Corp.
       1180 North Town Center Drive , Suite 100
       Las Vegas , NV 89144

                                                        Re: Coliseum
Acquisition Corp.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed April 17,
2023
                                                            File No. 001-40514

       Dear Harry L. You:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation
       cc:                                              Melissa Curvino